Exhibit 10.1

$260,000,000 REVOLVING CREDIT FACILITY FOR THE FINANCING OF UP TO 9 BULK CARRIERS Navios MLP
COMMITTED TERM SHEET	26/10/2007

Disclaimer

Set forth below is a summary of the main terms and conditions of the Facility (the “Committed Term Sheet”). This Committed Term Sheet does not constitute a legally binding commitment on DVB Bank AG or any of its affiliates or subsidiaries (the “Lender”) but contains only an outline of certain terms and conditions which will, inter alia, be embodied in the Facility Documentation. The execution (and registration where necessary) of the Facility Documentation in a form satisfactory to the Lender is a condition precedent to the advancing of any monies. In the event that there is any conflict between the provisions of this Committed Term Sheet and the provisions of the Facility Documentation, the provisions of the Facility Documentation shall prevail.

Withdrawal previous Term Sheet	This Committed Term Sheet replaces all previous issued term sheet(s), indicative or committed, confirmed or not, and renders them null and void.

Purpose and Parties
Purpose	To provide part financing for the acquisition of the Security Vessels.
Security Vessels

The facility package will comprise of 9 vessels, namely (a) 6 vessels which are to be purchased by the Owners on or before the drawdown of this Facility (the “Owned Vessels”), and (b) 3 timechartered-in vessels (the “Chartered Vessels”) with Purchase Options, as follows:

Owned Vessels

1. mv “Navios Gemini S”, a 68,636dwt Panamax bulk carrier built in 1994.

2. mv “Navios Libra II”, a 70,136dwt Panamax bulk carrier built in 1995.

3. mv “Navios Felicity”, a 73,867dwt Panamax bulk carrier built in 1997.

4. mv “Navios Alegria”, a 76,466dwt Panamax bulk carrier built in 2004.

5. mv “Navios Galaxy”, a 74,195dwt Panamax bulk carrier built in 2001.

6. mv “TBN”, a 180,000 Capesize bulk carrier under construction in Daewoo for delivery in June 2009. (the “Newbuilding Cape”).

Chartered Vessels

7. mv “Navios Prosperity”, a 82,535dwt Panamax bulk carrier built in 2007.

8. mv “Navios Aldebaran”, a 76,500dwt Panamax bulk carrier with expected delivery in March 2008.

9. mv “Fantastiks”, a 180,265dwt Capesize bulk carrier built in 2005.

The Owned Vessels together with the Chartered Vessels to be referred to as the Security Vessels.

Owners

To be named, single purpose companies incorporated in jurisdictions acceptable to the Lenders, each one being the owner of an Owned Vessel to be financed. The Owners to be 100% beneficially owned by the Borrower.

Borrower

Navios Maritime Partners L. P., a company incorporated under the laws of Marshall Islands (the “Borrower”). The Owners to be 100% beneficially owned by the Borrower. In the case where an intermediary company exists between the Borrower and the Owners, this company shall provide its corporate guarantee towards the Borrower. The Borrower to successfully undertake an IPO in New York utilising an MLP structure.

General Partner

Navios G. P. LC, a company incorporated under the laws of Marshall Islands, at all times being a 100% subsidiary of Navios Maritime Holdings Inc (the “General Partner”). Navios Maritime Holdings Inc to maintain directly or indirectly at all times at least 30% of the shareholding in the Borrower. At facility drawdown the shareholding of the Navios Maritime Holdings Inc. in the Borrower to be at least 40%.

Corporate Guarantors	Each Owner will irrevocably and unconditionally guarantee the performance of the Borrower under the Facility towards the Lenders on a joint and several basis (the “Corporate Guarantors”).
Lenders	DVB Bank AG and Commerzbank AG and one of their subsidiaries or affiliates and up to 4 more financial institutions (the “Lenders”).

DVB INITIAL

DVB Bank AG Representative Office Greece	Akti Miaouli 95 GR 185 38 Piraeus	Greece www.dvbbank.com

Underwriter

DVB Bank AG and Commerzbank AG to underwrite 100% (50% each) of the Facility Amount and to have the right to syndicate its part of the facility to up to 4 more financial institutions (the “Underwriter”).

Lead Arrangers	DVB Bank AG (Security Trustee) and Commerzbank AG (Paying Agent).
Timecharters

Owned Vessels:

The Owned Vessels will be employed on the following Timecharters:

1. mv “Navios Gemini S”: Timecharter to Augustea at $19,523net per day until 01.03.2009 and thereafter at $24,225 per day until March 2014.

2. mv “Navios Libra II”: Timecharter to Cargill at $21,613 net per day until 01.01.2008 and thereafter at $23,513 per day until 31.12.2010.

3. mv “Navios Felicity”: Timecharter to Cosco at $9,595 net per day until 25.05.2008 and thereafter to Mitsui at a rate of $26,169 net per day until April 2013.

4. mv “Navios Alegria”: Timecharter to Cargill at $19,475 net per day until 01.01.2008 and thereafter at $23,595 net per day until 31.12.2010.

5. mv “Navios Galaxy”: Timecharter to Mitsui OSK at $24,062 net until December 2007 / March 2008 and thereafter to Rio Tinto at $21,937 net per day until 25.01.2018.

6. Newbuilding Cape: Time charter to Mitsui OSK at $47,400 net per day until June 2014.

Chartered Vessels

The Chartered Vessels will be timechartered-in based on the following:

7. mv “Navios Prosperity”: Timecharter-in rate $13,625 per day until 19.06.2012.

8. mv “Navios Aldebaran”: Timecharter-in rate $13,400 per day until 01.03.2013.

9. mv “Fantastiks”: Timecharter-in rate $14,428 per day until March 2013.

(current vessel owners to be advised).

and will be timechartered-out as follows:

7. mv “Navios Prosperity”: Timecharter to Daichi at $24,000 per day until 19.06.2012.

8. mv “Navios Aldebaran”: Timecharter to Mitsui at $28,390 per day until 01.03.2013.

9. mv “Fantastiks”: Timecharter to Sanko at $32,275 until March 2011.

The rates mentioned above refer to net daily timecharter rates.

The Timecharters, timecharterers (legal entities) and all charter-related documents to be acceptable to the Agent prior to the closing. After expiry of the Timecharters the Owners shall not enter into any new term employment with duration of more than 13 months without the prior written consent of the Agent, such consent not to be unreasonably withheld.

Purchase Option	The following purchase option related to the Capesize Chartered Vessel exists: mv “Fantastiks” option price: $34,150,000; exercise date: March 2008.

Facility
Facility

Senior-secured up to 4 years Revolving Credit Facility (RCF) followed by a year Term Loan (total duration of the Facility to be up to 10 years) to be evidenced by a Facility Agreement to be made between the Borrower, the Lenders, the Agent and the Security Trustee (the “Facility Agreement”).

Facility Amount

The Facility Amount will be up to $260,000,000 to be made available as follows:

(i) $140,000,000 for the financing of the 5 Panamax Owned Security Vessels,

(ii) $60,000,000 for the financing of mv “Fantastiks”. $30,000,000 of this amount to be made available upon signing of the Facility Agreement and the remaining $30,00,000 when the underlying Purchase Option is exercised and a mortgage on this vessel is registered;

(iii) The lesser of $60,000,000 and 65% of the market value of the Newbuilding Cape one month prior to its delivery (following the drawdown of the last tranche the Minimum Value covenant has to be in compliance as well). This amounts to be available at delivery of the Newbuilding Cape.

Drawings under the RCF will be subject to Borrower’s compliance with the Minimum Value clause and with all other applicable covenants prior to and after each drawing.

Availability Period

The Borrower may draw under the RCF (repay any portion and re-draw) as from the date of the Facility Agreement until the date falling on the 4th anniversary (assuming that the Employment Condition is met otherwise the 3.5th anniversary) after the date of the Facility Agreement.

NAVIOS MLP	DVB INITIAL
26/10/2007

Drawdown

Drawdown to take place with at least 3 Business Days' (London, Frankfurt, Piraeus and New York) prior written notice, and only after the Agent has confirmed that all conditions precedent have been met to its satisfaction.

Quarterly movements under the RCF	The Borrower may make only up to 6 movements (drawings and prepayments) under the RCF per quarter.
Final Maturity Date

Revolving Credit Facility

Up to 4 years after signing of the Facility Agreement (the “RCF Maturity Date”).

Term Loan

Up to 6.5 years after the RCF Maturity Date depending on the duration of the Revolving Credit Facility so that the Final Maturity Date falls 10 years from signing of the Facility Agreement (the “final Maturity Date”).

Commitment Reductions

In accordance with the following table:

                                                            Facility Amount outstanding

Quarter after signing of Facility Agreement      Employment Condition Met        Employment Condition Not Met

15                                                                                                                 $251,750,000

16                                                                                                                 $243,500,000

17                                                                 $250,000,000                              $235,375,000

18                                                                 $240,000,000                              $227,250,000

19                                                                 $230,000,000                              $219,125,000

20                                                                 $220,000,000                              $211,000,000

21                                                                 $210,500,000                              $202,875,000

22                                                                 $201,000,000                              $194,750,000

23                                                                 $191,500,000                              $186,625,000

24                                                                 $182,000,000                              $178,500,000

25                                                                 $173,000,000                              $170,375,000

26                                                                 $164,000,000                              $162,250,000

27                                                                 $155,000,000                              $154,125,000

28                                                                 $146,000,000                              $146,000,000

29                                                                 $138,375,000                              $138,375,000

30                                                                 $130,750,000                              $130,750,000

31                                                                 $123,125,000                              $123,125,000

32                                                                 $115,500,000                              $115,500,000

33                                                                 $107,875,000                              $107,875,000

34                                                                 $100,250,000                              $100,250,000

35                                                                 $  92,625,000                              $  92,625,000

36                                                                 $  85,000,000                              $  85,000,000

37                                                                 $  77,375,000                              $  77,375,000

38                                                                 $  69,750,000                              $  69,750,000

39                                                                 $  62,125,000                              $  62,125,000

40                                                                 0                                              0

No further drawings under the RCF after the RCF Maturity Date.

Employment condition:

In Sept 2010 the company has to renew the charter of the Navios Fantastics ending in March 2011 until Sept. 2014 at a minimum rate of $35,000pd net.

Optional Prepayment

Subject to 5 Business Days prior written notice, the Borrower may elect to prepay the entire amount outstanding under the Term Loan or any part of it being a multiple of $500,000 on any interest payment date subject to payment of interest and breakage costs. Any prepayment, will be applied against all future repayment instalments including the Balloon pro-rata.

The Borrower may repay and redraw any amount under the RCF being a multiple of $500,000 at any time before the RCF Maturity Date.

NAVIOS MLP	DVB INITIAL
26/10/2007

Mandatory commitment cancellation

If the Capesize Purchase Option is not exercised the commitment under the Facility shall be reduced by $30,000,000 by means of 4 equal quarterly reductions of $7,500,000 each, with the first reduction starting one quarter after the expiry of the Capesize Purchase Option.

If for whatever reason the Newbuilding Cape is not entered into the security package, then the $60,000,000 commitment related to the Newbuilding Cape will be cancelled and the Facility commitment reductions presented above will further be reduced as follows:

(a) Employment Condition met:

Quarter after signing of the Facility Agreement: 17-28: $2,625,000, 29-40: $750,000.

(b) Employment Condition not met:

Quarter after signing of the Facility Agreement: 15-28: $2,250,000, 29-40: $750,000.

Optional commitment cancellation	Subject to 5 Business Days prior written notice, the Borrower may elect to cancel the total commitment under this facility or any part of it being a multiple of $500,000.
(P)repayments available for redrawing	Any amount repaid under the RCF shall be available for redrawing subject to the available commitment. Any amount repaid or prepaid under the Term Loan shall not be available for redrawing.
Mandatory Prepayment on Total Loss or Sale

In the event that a Security Vessel (being either an Owned Vessel or a purchased Chartered Vessel) is sold, or in the unfortunate event that it is declared an actual, constructive, agreed or compromised total loss, the outstanding commitment under the RCF or the outstanding amount under the Term Loan will be reduced in accordance with the share of this Security Vessel in the security package, which will be determined in accordance with the provisions set out in Market Value clause.

Mandatory prepayments shall be made within 180 days after the Total Loss or immediately upon completion of the sale of a Security Vessel.

Interest	LIBOR + Margin per cent per annum. LIBOR as published by the British Bankers Association (BBA) on Telerate Page 3750.
Interest periods	3, 6, 9 or 12 months or such other periods as the Lenders may agree to upon request.
Fixed Interest Rate Option

On request of the Borrower and subject to the Lenders' agreement, the interest rate of all or a substantial part of the Facility can be fixed for a period longer than 12 months. Such request of the Borrower requires at least a 5 Business Days prior written notice. The interest rate will be determined at the level of the highest Cost of Funds of the Lenders for that interest maturity period + Mandatory Costs payable to the FSA + Margin.

Interest payment

Interest to be paid on the last day of each interest period selected. If interest periods longer than 3 months are agreed, interest nevertheless payable every 3 months as well as on the last day of each interest period.

Margin

In accordance with the following Margin Grid:

0.80% per annum if Loan to Value is up to 40%

1.00% per annum if Loan to Value is between 40% and 65%

1.25% per annum in Loan to Value is above 65%

Loan to Value is defined as the average amount drawn in the previous quarter divided by the Market Value of the Owned (mortgaged) Vessels.

The applicable Margin shall be 0.80% per annum until 31 March 2008 and thereafter it shall be based on the Margin Grid. The Margin shall be tested on quarterly basis versus and to be attested via a compliance certificate.

Commitment Fee	0.35 per cent per annum calculated on undrawn part of the Facility. Commitment fee to commence on the date of the Facility Agreement and shall be payable quarterly in arrears.
Arrangement Fee	0.50 per cent of the Facility Amount payable upon signing of the Facility Agreement.
Agency Fee	$20,000 per annum, payable upon successful syndication of the Facility and on each anniversary thereafter.

NAVIOS MLP	DVB INITIAL
26/10/2007

Security and Covenants
Securities	(applicable on the Owned Vessels and on the Chartered Vessels)
• First priority cross-collateralised mortgages for any amounts outstanding under the Facility;
• Corporate Guarantee from the Corporate Guarantors;
• General assignment of all earnings, Insurances (also including the Credit Default Risk insurance) and requisition compensation related to all Security Vessels;
• Specific assignment of all Timecharter out contracts;
• Specific assignment of any new employment contracts having duration in excess of 13 months;
• Pledge or charge over the Earnings Accounts (to be held with an institution acceptable to the Lenders) and Retention Accounts to be held with the Agent or one of the Lenders;
• Lenders to retain the right to effect pledge or charge over each Owners’ shares.
(The Facility Agreement, together with the above Security, the “Facility Documentation”).
Insurances	• Hull & machinery, marine and war risks including blocking and trapping to cover 120 per cent of the Facility.
• P & I Cover including freight, demurrage and defence cover.
• Credit Default Risk insurance in accordance with the terms disclosed to the Lenders by the Borrower.

Insurances to be on terms acceptable to the Lenders and to be placed with insurers, brokers or clubs acceptable to the Lenders. The Agent will require to be advised with whom such insurances will be placed and upon what main terms they will be effected, at least 15 days prior to the Drawdown.

MII

The Agent shall, at the expense of the Borrower, effect Mortgagees Interest Insurance (M.I.I.) and Mortgagee’s Additional Perils Pollution Insurance in favour of the Lenders for 120 per cent of the Facility.

Earnings and Retention accounts

All earnings of the Vessels to be paid into Earnings Accounts held with an institution acceptable to the Lenders and Retention Accounts to be held with the Agent or one of the Lenders. The Earnings and Retention Accounts to be pledged or charged to the Lenders.

The Borrower shall pay into the Retention Accounts on monthly basis one third of the next repayment instalment (when applicable) and one third of the interest due in the end of the respective quarter.

Financial Statements

•     Annual audited accounts and cashflow reports of the Borrower and the Corporate Guarantors to be delivered within 180 days after the end of the reported fiscal year;

•     Quarterly management prepared accounts of the Borrower to be delivered within 60 days after the end of the reported quarter.

Financial statements to be supplemented by updated details of all off-balance sheet and time-charter hire commitments and any other financial information as the Agent may reasonably require.

The Financial Statements to be prepared in accordance with US GAAP.

Financial Covenants on the Borrower	(to be attested on quarterly basis via a compliance certificate and be signed by the authorised signatories of the Borrower)

•     Minimum Liquidity: $5,000,000 upon drawdown, thereafter increasing by $8,000,000 per annum by the end of each year until it reaches $37,000,000 (to be maintained at this level at all times thereafter). The minimum liquidity shall also include any committed undrawn but available amounts under the RCF. Part of the minimum Liquidity may be utilised for further vessel acquisitions subject to Lenders right of first refusal for the financing and subject to their approval which shall not be unreasonably withheld.

NAVIOS MLP	DVB INITIAL
26/10/2007

•     Minimum Value Adjusted Tangible Net Worth: $120,000,000. Value Adjusted Tangible Net worth to be defined as total tangible assets  less total liabilities. Total tangible assets to be determined in accordance with the Market Value clause.

• EBITDA to Interest Expense: greater than 2:1.

•     Maximum Value Adjusted Leverage: 75%. Value Adjusted Leverage to be defined as total liabilities divided by total tangible assets. The calculation of the market value of the owned fleet at any given time shall be in accordance with the Market Value clause.

Minimum Value

The Market Value of the Owned Vessels (mortgaged vessels) shall always be at least 143% per cent of the outstanding Facility amount at all times.

If the Market Value of the Vessels falls below the above-mentioned levels the Lenders shall have the right to require the Borrower to provide additional security and/or to prepay a portion of the Facility within 30 days. Any additional security to be in form and substance acceptable to the Lenders.

Market Value

Market Values to be determined on quarterly basis by two independent brokers appointed by the Agent on the basis of the vessel sale (i) for prompt delivery, (ii) for cash, (iii) on charter-free basis, and (iv) at arm’s length on normal commercial terms between willing seller and willing buyer. If the two valuations differ by a margin over 15% then a third appraiser from the aforementioned panel of brokers will be appointed by the Agent and the Market Value will be calculated as the average of the three valuations. All valuations to be at the cost of the Borrowers.

At the time of calculation of the Market Values for the purposes of Mandatory Prepayments on Total Loss or Sale the valuations shall not be older than 2 months.

Affirmative Covenants	Usual and customary for a syndicated transaction of this type, including but not limited to:
• Flag: The Security Vessels to be registered in jurisdictions acceptable to the Lenders.

•     Management: Commercial and technical management to be conducted by Navios Maritime Holdings or by an acceptable nominee (the “Manager”). The terms of the management agreements to be acceptable to the Lenders.

The Manager to guarantee to the Owners that the maximum operating expenses (including management fees and amortised drydocking / special survey expenses) in respect of each Panamax and Capesize bulk carrier will not exceed $4,000 and $5,000 per day respectively during the first two years of operation.

• Trading compliance: The Borrower, the Manager(s) and the Security Vessels to be in the possession of proper trading certificates and to comply with other relevant regulations.

•     Class: The Security Vessels shall be classed with a class notation and with a classification society acceptable to the Lenders. Furthermore, the Security Vessels shall be free of all recommendations and qualifications unless otherwise agreed by the Agent in writing. The Agent will require to be notified of the Class and the Classification Society with which a Security Vessel will be classed at least 15 days prior to Drawdown.

•     Ownership: The Owners of the Owned Ships and the companies timechartering-in the Chartered Ships (if the latter are companies other than the Borrower) shall be 100 per cent beneficially owned directly by the Borrower.

•     Subordination: All shareholder’s loans to the Borrower, all claims of the Borrower against the Corporate Guarantors, and all sums owed to the Managers to be fully subordinated whilst any amount remains outstanding under the Facility.

• Other Information: The Borrower, the Corporate Guarantors and the General Partner shall from time to time provide such information as the Lenders may reasonably request.
• Cross Default: Cross default with all other obligations in respect of the Borrower.
• The Lenders to have the right to inspect the Vessels (at the cost of the Borrower), subject to sufficient notice (15 days) given.

NAVIOS MLP	DVB INITIAL
26/10/2007

•     Navios GP LC a 100% subsidiary of Navios Maritime Holdings shall be the general partner of the Borrower (the “General Partner”) and Navios Maritime Holdings shall maintain at all times at least 30% of the shareholding in the Borrower.

Negative Covenants	Usual and customary for a syndicated transaction of this type, including but not limited to:
• The Class, Flag and Management of the Security Vessels not to be changed without the prior written consent of the Agent.

•     Unless reasonably incurred in the normal course of business and in accordance with the omnibus agreement to be signed by Navios Maritime Holdings and the Borrower (subject document to be approved by the Agent prior to the closing), the Borrower shall not enter into any transactions with any associated companies or companies associated with the Corporate Guarantors without the prior written consent of the Agent.

•     Unless reasonably incurred in the normal course of business, the Corporate Guarantors will not create any form of security, including quasi security, over any of their assets or revenues, without the prior written consent of the Agent.

•     The Borrower and the Corporate Guarantors shall not enter into any transaction, the effect of which would be, the material disposal of their assets or revenues without the prior written consent of the Agent.

•     The Corporate Guarantors not to borrow any additional funds or enter into any transaction (including derivative transactions) that may result in the incurrence of any additional indebtedness without the prior written consent of the Agent.

• The Corporate Guarantors to undertake not to engage in any business other than operation of the Security Vessels without the prior written consent of the Agent.
• No dividends or new investments unless all covenants are complied with before and after such distributions / investments.
• The Borrower shall at all times maintain the minimum required Capital Replacement Reserve in accordance with the relevant MLP provisions.
Events of Default	Usual and customary for a syndicated transaction of this type, including but not limited to:
• Payment default.
• Breach of insurance requirements.
• Breach of Covenants including breach of the Minimum Value clause.
• Arrest and/or detention of one or more of the Security Vessels.
• Instability affecting a country of Flag.
• Bankruptcy or insolvency of the Borrower and/or of the General Partner.
• Material Adverse Change in the financial position or prospects of the Borrower and of the General Partner.
• The Borrower to evidence its compliance with covenants by delivery of a Compliance Certificate on quarterly basis.
Conditions Precedent	Usual and customary for a syndicated transaction of this type, including but not limited to:
• The Borrower to successfully undertake an IPO in New York raising a minimum of $130,000,000.
• Delivery of certified resolutions of the board of directors and, if required by the Lenders, shareholders of the Borrower and the Corporate Guarantors approving the Facility.

NAVIOS MLP	DVB INITIAL
26/10/2007

•     Delivery of certified copies of the constitutional documents of the Borrower, the Corporate Guarantors and the General Partner in addition to any such evidence as the Lenders may require in order to satisfy their Know Your Customer regulatory obligations.

• Receipt by the Agent of all Fees due.
• No Event of Default or event that with the giving of notice or passage of time could give rise to an Event of Default under the Facility Documentation.
• Delivery of evidence of satisfactory capital structure of the Borrower and the Corporate Guarantor. Such evidence and capital structure to be in a form and substance acceptable to the Agent.

•     Receipt by the Agent of copies of all the technical and commercial management agreements and charterparties (including the Timecharters) in relation to the Security Vessels. All such documents to be acceptable to the Agent.

• Execution and delivery of all documentation in form and substance satisfactory to the Agent, the Lenders and their legal counsel.
• Delivery of all relevant legal opinions.
• Evidence of compliance with the ISM and/or ISPS Codes and/or IAPPC.
• Interim Class Certificates evidencing the Vessels to be free of all recommendations and requirements.

Documentation and Other Provisions

Indemnities

Full indemnities to be provided by the Borrower and all related parties for all expenses relating to matters arising from the Facility and against third party claims, including environmental or pollution claims.

Market Flex

The Borrower acknowledges that if, in the Lead Arranger's reasonable opinion, it appears likely that the Lead Arranger will be unable to reach its Final Take Amount in relation to the Facility through the normal syndication process of the Facility, on the basis of the agreed structure, terms and pricing set out in this Committed Term Sheet, the Lead Arranger may change any of the pricing, structure and/or terms of the Facility, if the Lead Arranger determines that changes are advisable in order to ensure a successful syndication of the Facility. The Lead Arranger's rights under this paragraph shall not be superseded by the terms of the Facility Agreement but shall continue in full force and effect until the date upon which syndication is completed. For these purposes (i) Syndication means the successful close of syndication of the facility following which the Lead Arranger has achieved its Final Take Amount, and (ii) Final Take Amount means 25% of the Facility Amount.

Material adverse Change	The terms and conditions of this Committed Term Sheet are subject to:
a) No material adverse change in financial strength of the Borrower and of the General Partner;
b) No material adverse, global economic and political developments; and
c) No material adverse development in the international money and capital markets;
Transferability clause	The Lenders shall be permitted to assign, transfer and sell participations in the Facility without the consent of the Borrower.

NAVIOS MLP	DVB INITIAL
26/10/2007

Consent to Disclosure

The Borrower irrevocably authorises the Lenders to give, divulge and reveal from time to time information and details relating to its account, the Facility Documentation and the Facility to any authorities, to the Lenders’ respective head office, branches and affiliates, to any other parties to the Facility Documentation, and to any other person regarding the funding, operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with any enforcement or assignment or transfer of any of the Lenders’ rights and obligations.

Costs

All costs in connection with the preparation and negotiation of the Facility Documentation and all costs connected with enforcement of the securities are to be borne by the Borrower even if the transaction does not materialise.

Taxes and other Deductions

Any payment to any party in connection with the Facility Documentation by the Borrower to be made free and clear of any tax, reserve, levy or duty whatsoever and standard grossing up provisions to apply.

Documentation

In terms acceptable to the Lenders and their legal advisers, and to contain all provisions commonly included in financings of this type. The governing law of the Facility Agreement and the Corporate Guarantees shall be the laws of England or, in the case of the security documents, the appropriate country as advised by the Lenders' legal advisers.

Jurisdiction	The parties shall submit to the non-exclusive jurisdiction of the English courts.
Documentation status

Once the Facility Documentation is signed, the Facility Documentation will have superseded this Committed Term Sheet and this Committed Term Sheet will have ceased to be binding in every aspect, even relating to parties that were parties to this Committed Term Sheet but are not parties to the signed Facility Documentation.

Legal Opinions	To be obtained in terms satisfactory to the Agent. Such opinions to be commissioned from lawyers as required by the Agent.
Confidentiality

This Committed Term Sheet and its contents are intended for the exclusive use of the Borrower and shall not be disclosed by the Borrower to any persons other than the Borrower's legal and financial advisors for the purposes of the proposed transaction without the prior written consent of the Lead Arranger.

Authorised Signatories of DVB Bank AG /s/ Klaus Schümann /s/ Ingo Frühauf Name: Klaus Schümann Name: Ingo Frühauf (Vice President) Date: 26 October 2007 Date: ____________________
Time Schedule	This Committed Term Sheet will remain open for acceptance until 02/11/2007. Any extension of this acceptance period to be in the sole discretion of the Arranger.

For acceptance:

Authorised Signatories for and on behalf of the Borrower and Corporate Guarantors

Name: ____________________      Name: ____________________

Date: ____________________      Date: ____________________

NAVIOS MLP	DVB INITIAL
26/10/2007